Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated February 2, 2026 (which includes an explanatory paragraph relating to the Metals Acquisition Corp. II’s ability to continue as a going concern), relating to the financial statements of Metals Acquisition Corp. II, as of December 31, 2025 and for the period from November 28, 2025 (inception) through December 31, 2025, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

February 2, 2026